                                                                    Exhibit 3.22
                                                                    ------------

                       INTERACTIVE ENTERTAINMENT LIMITED


                            SUBSCRIPTION AGREEMENT

     THIS SUBSCRIPTION AGREEMENT ("Subscription Agreement") is made as of October 22, 1997, between Henderson International Investments Limited, (the "Subscriber") and Interactive Entertainment Limited, a Bermuda exempted company (the "Company").

                               R E C I T A L S:
                               ---------------

     A. The Subscriber desires to subscribe for and purchase shares of common stock, par value $.01 per share ("Common Stock"), of the Company, and a warrant to purchase shares of Common Stock, and the Company desires to issue and sell such Common Stock and warrant to the Subscriber, on the terms and subject to the conditions herein contained.

     B. In connection with the issuance of such shares of Common Stock and warrant to the Subscriber, the parties have agreed that Subscriber's shares of Common Stock shall be subject to the restrictions provided herein.


                             A G R E E M E N T S:
                             -------------------

     NOW, THEREFORE, the parties agree as follows:

     1. Subscription for Shares. The Subscriber hereby subscribes for and agrees to purchase from the Company and the Company hereby agrees to sell to the Subscriber 925,747 shares of Common Stock and, subject to the provisions of this paragraph, a warrant to purchase 185,150 shares of Common Stock (the "Warrant"), which Warrant will be in the form attached hereto as Exhibit A, for an aggregate purchase price of US$3,000,000 (which it is agreed represents the product of (x) the number of shares of Common Stock subscribed for hereunder and (y) 85% of the average of the closing prices for shares of Common Stock on the Nasdaq SmallCap Market during the five trading days immediately preceding the date hereof) (the "Subscription Price"). The Subscription Price shall be payable by the Subscriber by wire transfer to the Company's account identified on Exhibit B attached hereto in accordance with the following: (i) a tranche of one million five hundred thousand dollars ($1,500,000) ("Tranche A") shall be sold by the Company and purchased by the Subscriber immediately upon the execution of this Agreement; and (ii) a second tranche ("Tranche B") may be sold by the Company and purchased by the Subscriber upon written notice from the Company electing that Tranche B be closed within forty-eight (48) hours of receipt of such notice by the Subscriber. In the event that the Subscriber receives such written notice electing that the Tranche B transaction be consummated, the Subscriber shall be obligated to purchase such securities within the forty-eight (48) hour period designated in the written notice. The Company's option with respect to Tranche B shall not be exercisable until the Company's gaming software has been installed and is available to paying passengers in the entire cabin of one Singapore Airlines B747, B777, or A340 aircraft and shall expire if not exercised within six (6) months of the date hereof. The Company is obligated to exercise its option with respect to Tranche B within 30 days of completion of the aforementioned flight. Upon delivery to the Company of the Subscription Price, the proper officers of the Company shall execute and deliver to the Subscriber certificates representing said shares of Common Stock. If (and only if) , the Subscriber still holds all of the Shares of Common Stock purchased hereunder six months from the respective dates of consummation of Tranche A and Tranche B, the proper officers of the Company on that date shall execute and deliver to the Subscriber the Warrant. The subscriber acknowledges that, by signing this Agreement, he is making an irrevocable offer to purchase shares of Common Stock and the Warrant. The Subscriber understands and agrees that this subscription is subject to acceptance by the Company, and that the Company reserves the right to accept or reject this subscription. If this subscription is rejected, the Company will return the Subscriber's payment for the Subscription Price.

     2. Subscriber's Representations and Warranties. In connection with the subscription for and purchase of shares of Common Stock and the Warrant pursuant to this Subscription Agreement, the Subscriber represents and warrants to the Company and agrees and acknowledges, that:

          (a) all shares of Common Stock and the Warrant acquired by or for the Subscriber pursuant to this Subscription Agreement are being or have been acquired solely for investment and not with a view to the distribution thereof or with any intention of distributing or reselling any such Common Stock or the Warrant, and that, irrespective of any other provisions of this Subscription Agreement, any Transfer (as herein defined) of such Common Stock or the Warrant by the Subscriber will be made only in compliance with all applicable federal, state and foreign securities laws, including, without limitation, the Securities Act of 1933, as amended (the "Act");

          (b) neither the shares of Common Stock nor the Warrant acquired by or for the Subscriber will be registered under the Act or under any other applicable securities laws and must be held by the Subscriber until such shares of Common Stock are registered under the Act and under applicable securities laws or an exemption from such registration is available; the Company will have no obligation to take any actions that may be necessary to make available any exemption from registration under the Act or under applicable state securities laws; and the Company shall place "stop transfer" restrictions on the party responsible for recording Transfers of shares of Common Stock in violation of the foregoing provisions of this clause (b);

          (c) the Subscriber is familiar with Rule 144 promulgated by the Securities and Exchange Commission under the Act, which establishes guidelines governing, among other things, the resale of "restricted securities" (securities such as the Common Stock, which are acquired from the issuer of such securities in a transaction not involving any public offering); the Subscriber is aware that reliance on Rule 144 to Transfer securities is subject to other restrictions and limitations, as set forth in such Rule;

          (d) in connection with a Transfer of the Common Stock pursuant to an exemption from registration under the Act, or if available, under Rule 144 or pursuant to some other exemption, such Subscriber may be required by the Company to deliver to the Company an opinion from counsel for such Subscriber, and/or receive an opinion from counsel for the Company, to the effect that all applicable federal and state securities law requirements have been met;

          (e) The Subscriber is an "accredited investor" as that term is defined in Rule 501(a) of Regulation D under the Securities Act because:

               (i) the Subscriber is a natural person whose individual net worth or joint net worth with the Subscriber's spouse, as of the date hereof, exceeds $1,000,000;

               (ii) the Subscriber is a natural person who had individual income in excess of $200,000 (or joint income with the Subscriber's spouse in excess of $300,000) in each of the past two calendar years and reasonably expects to reach the same income level in the current calendar year;

               (iii) the Subscriber is (1) a bank as defined in Section 3(a)(2) of the Securities Act, or a savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Securities Act, whether acting in its individual or fiduciary capacity; (2) a broker dealer registered pursuant to Section 15 of the Exchange Act; (3) an insurance company as defined in Section 2(13) of the Securities Act; (4) an investment company registered under the Investment Company Act or a business development company defined in Section 2(a)(48) of the Investment Company Act; (5) a Small Business Investment Company licensed by the U.S. Small Business Administration under Section 301(c) or 301(d) of the Small Business Investment Act of 1958 ("SBIA"); (6) a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, which has total assets in excess of $5 million; or (7) an employee benefit plan within the meaning of Title I of ERISA, if the investment decision is made by a plan fiduciary, as defined in Section 3(21) of ERISA, which is either a bank, savings and loan association, insurance company, or registered investment advisor, or if the employee benefit plan has total assets in excess of $5 million or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors;

               (iv) the Subscriber is a private business development company as defined in Section 202(a)(22) of the Investment Advisers Act of 1940, as amended;

               (v) the Subscriber is an organization described in Section 501(c)(3) of the Code, a corporation, a business trust, or a partnership, in each case not formed for the specific purpose of acquiring Common Stock, with total assets in excess of $5 million;

               (vi) the Subscriber is a trust, with total assets in excess of $5 million, not formed for the specific purpose of acquiring shares of Common Stock, whose purchase is directed by a sophisticated person with such knowledge and experience in financial and business matters that such person is capable of evaluating the merits and risks of the prospective investment; or

               (vii) the Subscriber is an entity in which all of the equity owners are "accredited investors" of the types described in one or more of the foregoing clauses (i) through (vi).

          (f) the execution, delivery and performance of this Agreement by the Subscriber have been duly authorized and this Agreement constitutes the valid, legal and binding obligation of the Subscriber enforceable against the Subscriber in accordance with its terms. If the Subscriber is an entity, the Subscriber's governing instruments permit it to purchase, and it is duly qualified to purchase, the shares of Common Stock and the Warrant subscribed for hereunder;

          (g) if the Subscriber is an individual, the Subscriber is at least 21 years of age, a citizen or permanent resident of the United States and the state set forth under Subscriber's signature on the signature page hereto; is of sufficient legal capacity to execute this Subscription Agreement, to the extent applicable;

          (h) the Subscriber has the power and authority to execute and perform the terms of this Subscription Agreement and this Subscription Agreement constitutes a valid and binding obligation of the Subscriber, enforceable against the Subscriber in accordance with its terms, except that (i) such enforcement may be limited by or subject to any bankruptcy, insolvency, fraudulent transfer or other laws, now or hereafter in effect relating to or limiting creditors' rights generally, and (ii) the remedy of specific performance and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought;

          (i) neither the execution and delivery of this Subscription Agreement or the other agreements, documents and instruments contemplated hereby, nor the consummation by the Subscriber of the transactions contemplated hereby,
     (i) will or do violate or conflict with any statute, ordinance, rule, regulation, order or decree of any court or of any public governmental or regulatory body, agency or authority applicable to the Subscriber, (ii) will require any filing with, or permit, consent or approval of, or the giving of any notice to any public, governmental or regulatory body, agency or authority by the Subscriber (except for permits, consents or approvals which have been obtained or filings or notices which have been timely given), or (iii) will result in a violation or breach of or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any contract, note, bond, mortgage, license, franchise, permit, lease or other agreement to which the Subscriber is a party or by which the Subscriber may be bound;

          (j) in order to adequately evaluate the merits and risks of an investment in the Company, the Subscriber has had an opportunity to (i) ask questions and receive answers from the Company and its representatives concerning the Company and the Subscriber's investment therein, and (ii) obtain any additional information which the Subscriber has requested with respect to the Company and the Subscriber's investment therein;

          (k) the Subscriber understands that no federal, state or foreign governmental agency has recommended or endorsed the purchase of shares of Common Stock or the Warrant or made any determination or finding as to the fairness of the provisions of this Subscription Agreement;

          (l) all information which the Subscriber has heretofore furnished, or in connection herewith is furnishing, to the Company is correct and complete as of the date hereof, and, if there should be any material change in such information prior to the Subscriber's acquisition of the shares of Common Stock and the Warrant, the Subscriber will promptly furnish such revised or corrected information to the Company; and

          (m) (i) the Subscriber's financial situation is such that the Subscriber can afford to bear the economic risk of holding the shares of Common Stock for an indefinite period; (ii) the Subscriber can afford to suffer the complete loss of the investment in the shares of Common Stock and the Warrant; (iii) the Subscriber understands and is cognizant of all the risk factors related to the purchase of the shares of Common Stock and the Warrant; and (iv) the Subscriber's knowledge and experience in financial and business matters is such that the Subscriber is capable of evaluating the risks of an investment in the shares of Common Stock and the Warrant.

As used herein, "Transfer" means any transfer, sale, assignment, pledge, encumbrance or other disposition of shares or the Warrant, irrespective of whether any of the foregoing are effected voluntarily or involuntarily, by operation of law or otherwise, or whether inter vivos or upon death.

     3. Company Representations and Warranties. In connection with the subscription for and purchase of Shares pursuant to this Subscription Agreement, the Company represents and warrants to Subscriber that:

          (a) the Company is duly organized, validly existing and in good standing under the laws of Bermuda; the Company has full power and authority to enter into and perform its obligations under this Subscription Agreement; the execution and delivery by the Company of this Subscription Agreement and the performance by the Company of its obligations hereunder have been duly authorized and approved by all requisite action; and this Subscription Agreement has been duly executed and delivered by a duly authorized officer of the Company;

          (b) the execution, delivery and performance of this Subscription Agreement by the Company do not and shall not conflict with, violate or cause a breach of any of the terms or provisions of the Memorandum of Continuance of the Company or the Bye-Laws of the Company, or any agreement, contract or instrument to which the Company is a party, or any judgment, order or decree to which the Company is subject;

          (c) the Subscription Agreement constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be limited by or subject to any bankruptcy, insolvency, fraudulent transfer or other laws, now or hereafter in effect relating to or limiting creditors' rights generally, and (ii) the remedy of specific performance and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought;

          (d) neither the execution and delivery of the Subscription Agreement or the other agreements, documents and instruments contemplated hereby, nor the consummation by the Company of the transactions contemplated hereby (i) will or do violate or conflict with any statute, ordinance, rule, regulation, order or decree of any court or of any public governmental or regulatory body, agency or authority applicable to the Company, (ii) will require any filing with, or permit, consent or approval of, or the giving of any notice to any public, governmental or regulatory body, agency or authority by the Company (except for permits, consents or approvals which have been obtained or filings or notices which have been timely given), or
     (iii) will result in a violation or breach of or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any contract, note, bond, mortgage, license, franchise, permit, lease or other agreement to which the Company is a party or by which the Company may be bound;

          (e) upon full payment by the Subscriber to the Company for the shares of Common Stock and the Warrant subscribed by the Subscriber pursuant to this Subscription Agreement and receipt of payment in full by the Company for such shares of Common Stock and the Warrant, such shares shall be duly authorized, validly issued, fully paid and non-assessable, and upon full payment by the holder of the Warrant of the exercise price stated therein and receipt in full by the Company of such exercise price, the shares of Common Stock issuable upon exercise of the Warrant shall be duly authorized, validly issued, fully paid and non-assessable.

     4. The Company will not, during the eighteen (18) month period following the effective date hereof (the "Limitation Period") offer for sale or sell any Common Stock (or security convertible into, exercisable or exchangeable for Common Stock) (the "Future Offering") unless the Company shall have first delivered to the Subscriber at least ten (10) business days prior to the closing of such Future Offering, written notice describing the proposed Future Offering, including the terms and conditions thereof, and providing the Subscriber with an option during the ten (10) business day period following delivery of such notice to purchase such amount of the securities being offered in the Future Offering on the same terms as contemplated by such Future Offering as equals the product of (i) the quotient (A) of the number of shares of Common Stock held by Subscriber and acquired pursuant to this Agreement over (B) the total number of shares of Common Stock outstanding and (ii) the total amount of securities being offered in the Future Offering (the limitations referred to in this sentence are collectively referred to as the "Capital Raising Limitations"). The Capital Raising Limitations shall not apply to any transaction involving the issuances of securities as consideration in a merger, consolidation, acquisition or sale of assets (in each case, the primary purpose of which is not to raise equity capital) or pursuant to a strategic partnership or joint venture which is formed for a bona fide commercial purpose, or as consideration for the acquisition of a business, product or license by the Company or in connection with the exercise of options by employees, directors or consultants. The Capital Raising Limitations also shall not apply to (i) the issuance of Common Stock in a transaction pursuant to a public offering (other than an offering conducted pursuant to Rule 415 under the Securities Act), (ii) the issuance of securities upon the exercise or conversion of the Company's options, warrants or other convertible securities outstanding as of the date hereof, or (iii) the grant of additional options or warrants, or the issuance of additional securities, under any Company stock option or restricted stock plan for the benefit of the Company's employees, directors, or consultants.

     5.   Registration.

          (a) Legend. All certificates representing shares of Common Stock sold hereunder shall bear the following legend:

          "The securities represented hereby have not been registered under the Securities Act of 1933, as amended, or the securities laws of any jurisdiction and may not be sold or otherwise disposed of except pursuant to an effective registration statement under such Act and applicable securities laws or there is presented to the Company an opinion of counsel satisfactory to the Company to the effect that such registration is not necessary."

          (b) If at any time the Company proposes to register under the Securities Act shares of Common Stock held by Credit Suisse First Boston ("CSFB") pursuant to that certain Securities Purchase Agreement between the Company and CSFB (the "CSFB Shares"), in connection with the public offering of such CSFB Shares for cash (a "Proposed Registration"), the Company shall, at such time, promptly give Subscriber written notice of such Proposed Registration. Subscriber shall have ten (10) days from its receipt of such notice to deliver to the Company a written request specifying the amount of Registrable Securities that Subscriber intends to sell and such Subscriber's intended method of distribution. Upon receipt of such request, the Company shall use its best efforts to cause all Registrable Securities which the company has been requested to register under the Securities Act to the extent necessary to permit their sale or other disposition in accordance with the intended methods of distribution specified in the request of Subscriber; provided, however, that the Company shall have the right to postpone or withdraw any registration effected pursuant to this Section 5 without obligation to Subscriber. If, in connection with any underwritten public offering for the account of the Company, the managing underwriter(s) thereof shall impose a limitation on the number of shares of Common Stock which may be included in the registration statement ("Registration Statement") because, in such underwriter(s)' judgment, marketing or other factors dictate such limitation is necessary to facilitate public distributions, then the Company shall be obligated to include in such Registration Statement only such limited portion of the Registrable Securities with respect to which Subscriber has requested inclusion hereunder as such underwriter(s) shall permit. If an offering in connection with Subscriber is entitled to registration under this Section 5 is an underwritten offering, then as a condition of participating in the registration Subscriber shall, unless otherwise agreed by the Company, offer and sell such Registrable Securities in an underwritten offering using the same underwriter or underwriters, subject to the provisions of this Agreement, on the same terms and conditions as other shares of Common Stock included in the same underwritten offering and shall join in the same underwriting agreement as the other participants in the offering. "Registrable Securities" shall mean Common Stock acquired by Subscriber pursuant to this Agreement.

     6. Notice. All notices and other communications which are required or permitted to be given under this Subscription Agreement shall be in writing and shall be delivered personally or by certified mail (return receipt requested), or telecopied and addressed: (a) if to the Company, to:

          Interactive Entertainment Limited
          845 Crossover Lane
          Suite D-215
          Memphis, TN  38117
          Attn:  David B. Lamm
          Fax:  (901) 537-3801

          with a copy to:

          Altheimer & Gray
          10 South Wacker Drive
          Chicago, IL 60606
          Attn:  Andrew W. McCune, Esq.
          Fax:  (312) 715-4800

and (b) if to Subscriber to the address set forth below the signature of the Subscriber on this Subscription Agreement. Each notice or other communication which shall be delivered, personally mailed or telecopied in the manner described above shall be deemed sufficiently given, sent, received or delivered for all purposes as of such time as it is delivered to the addressee (with return receipt, delivery receipt, the affidavit of messenger or (with return receipt to a telecopy) the confirmation report being deemed conclusive, but not exclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

     7. Confidentiality. Subscriber agrees and acknowledges that the Company has provided to Subscriber certain information regarding the Company, and that such information may be deemed to constitute material non-public information under the Act. Subscriber agrees that for the longest period permitted by law, Subscriber shall hold in strictest confidence, and not, without the prior written approval of the Company, use for its own benefit or for the benefit of any party other than the Company or disclose to any person, firm or corporation other than the Company, any of such information (other than as required by law and other than information which has been publicly disseminated by the Company).

     8. Severability. The invalidity of any provision of this Subscription Agreement or portion of a provision shall not affect the validity of any other provision of this Subscription Agreement or the remaining portion of the applicable provision.

     9. Counterparts. This Subscription Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute but one instrument.

     10. Amendment and Waiver. Neither this Subscription Agreement nor any provisions hereof shall be modified, discharged or terminated except in writing signed by the party against whom any waiver, change, discharge or termination is sought. All representations and warranties contained in this Subscription Agreement or made in writing by any party in connection herewith shall survive the execution and delivery of this Agreement for a period of one year from the date of the closing of the purchase made pursuant to this Agreement.

     11. Successors and Assigns. This Subscription Agreement shall be binding on the parties hereto and their respective heirs, representatives, successors and assigns, including, without limitation. The rights and obligations of the Subscriber hereunder may not be assigned or transferred by the Subscriber and any attempted assignment of transfer shall be void. If the Subscriber is more than one person, the obligations of the Subscriber shall be joint and several, and the agreements, representations, warranties and acknowledgments herein contained shall be deemed to be made by and be binding upon each such person and their respective heirs, executors, administrators, and successors.

     12. Governing Law. This Subscription Agreement and the risks of the parties hereunder shall be construed and interpreted in accordance with the laws of Bermuda, without application of the rules regarding conflicts of laws.

     IN WITNESS WHEREOF, the parties have executed this Subscription Agreement as of the date first above written.

                    SUBSCRIBER:


                    HENDERSON INTERNATIONAL INVESTMENTS LTD
                    ---------------------------------------

                    By:  /s/ AR Corporate Services Limited by Michael Galiver
                         ----------------------------------------------------

                    Address:    c/o Duncan Lawrie IOM

                                14-15 Mount Havelock

                                Douglas

                                Isle of Man IM1 2QG

                                United Kingdom

                    Telephone:
                                ---------------------------------------------
                    Telecopy:
                                ---------------------------------------------

Accepted:

INTERACTIVE ENTERTAINMENT LIMITED


By:  /s/ Gordon Stevenson
    ---------------------

Its:  President and CEO
     ------------------

                                   EXHIBIT A

                                FORM OF WARRANT

              WARRANT FOR THE PURCHASE OF SHARES OF COMMON STOCK

No. __________                                              Shares ___________


THIS WARRANT AND THE SHARES OF COMMON STOCK UNDERLYING THIS WARRANT (COLLECTIVELY, THE "SECURITIES") HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE OR FOREIGN SECURITIES LAWS AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SUCH ACT AND ALL SUCH APPLICABLE LAWS, OR IN THE OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER OF THE SECURITIES, SUCH OFFER, SALE, OR TRANSFER, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE THEREWITH.


     FOR VALUE RECEIVED, Interactive Entertainment Limited (the "Company"), a Bermuda exempted company, hereby certifies that ___________, or its permitted assigns, are entitled to purchase from the Company, at any time or from time to time commencing immediately, and prior to 5:00 p.m., New York City time then current, on {date 18 months from issue date}, __________ fully paid and non-assessable shares of the common stock, $.01 par value, of the Company at the purchase price of $________ per share (which it is agreed represents the average of the closing prices for shares of Common Stock on the Nasdaq SmallCap Market during the five trading days immediately preceding {effective date of the Subscription Agreement}). Hereinafter, (i) said common stock, together with any other equity securities which may be issued by the Company with respect thereto or in substitution therefor, is referred to as the "Common Stock", (ii) the shares of the Common Stock purchasable hereunder are referred to as the "Warrant Shares", (iii) the aggregate purchase price payable hereunder for the Warrant Shares is referred to as the "Aggregate Warrant Price", (iv) the price payable hereunder for each of the shares of the Warrant Shares is referred to as the "Per Share Warrant Price", and (v) this warrant and all warrants hereafter issued in exchange or substitution for this warrant are referred to as the "Warrants".

1.   Exercise of Warrant.
     -------------------

     (a) This Warrant may be exercised, in whole at any time or in part from time to time, commencing {issue date of warrant} (the "Commencement Date"), and prior to 5:00 p.m., New York City time then current, on {date 18 months from Commencement Date} (the "Expiration Date"), by the holder of this Warrant (the "Holder") by the surrender of this Warrant (with the subscription form at the end hereof duly executed) at the address set forth in Subsection 8(a) hereof, together with proper payment of the Aggregate Warrant Price, or the proportionate part thereof if this Warrant is exercised in part. Payment for the Warrant Shares shall be made by certified or official bank check, payable to the order of the Company or by wire transfer to a bank account designated by an officer of the Company. If this Warrant is exercised in part, this Warrant must be exercised for a number of whole shares of Common Stock, and the Holder is entitled to receive a new Warrant covering the number of Warrant Shares in respect of which this Warrant has not been exercised. Upon such exercise and surrender of this Warrant, the Company will (i) issue a certificate or certificates in the name of the Holder for the number of whole shares of the Common Stock to which the Holder shall be entitled, and (ii) deliver the other securities and properties receivable upon the exercise of this Warrant, or the proportionate part thereof if this Warrant is exercised in part pursuant to the provisions of this Warrant.

     (b) Notwithstanding anything to the contrary contained in this Warrant, this Warrant may be exercised by presentation and surrender of this Warrant to the Company at its principal executive offices with a written notice of the Holder's intention to effect a cashless exercise, including a calculation of the number of shares of Common Stock to be issued upon such exercise in accordance with the terms hereof (a "Cashless Exercise"). In the event of a Cashless Exercise, in lieu of paying the exercise price in cash, the Holder shall surrender this Warrant for the number of shares of Common Stock determined by multiplying the number of Warrant Shares to which it would otherwise be entitled by a fraction, the numerator of which shall be the difference between the then current market price per share of the Common Stock (as determined by the closing price of Common Stock on the Nasdaq SmallCap Market on the trading day immediately preceding the date of the Cashless Exercise) and the exercise price, and the denominator of which shall be such then current market price per share of Common Stock.

2. Reservation of Warrant Shares. The Company agrees that, prior to the expiration of this Warrant, the Company will at all times have authorized and in reserve, and will keep available, solely for issuance or delivery upon the exercise of this Warrant, such number of shares of Common Stock and such amount of other securities and properties as from time to time shall be deliverable to the Holder upon the exercise of this Warrant, free and clear of all restrictions on sale or transfer (except such as may be imposed under applicable federal and state securities laws) and free and clear of all preemptive rights and all other rights to purchase securities of the Company.

3.   Protection Against Dilution.

     (a) If, at any time or from time to time after the date of this Warrant, the Company shall distribute with respect to the Common Stock to the holders of its outstanding Common Stock (i) securities, other than shares of Common Stock or (ii) property, other than cash dividends, without payment therefor, then, and in each such case, the Holder, upon the exercise of this Warrant, shall be entitled to receive the securities and property which the Holder would have held on the date of such exercise if, on the date of this Warrant, the Holder had been the holder of record of the number of shares of Common Stock subscribed for upon such exercise and, during the period from the date of this Warrant to and including the date of such exercise, had retained such shares and the securities and properties receivable by the Holder during such period. Notice of each such distribution shall be forthwith mailed to the Holder.

     (b) If, at any time or from time to time after the date of this Warrant, the Company shall (i) pay a dividend or make a distribution on its capital stock in shares of Common Stock, (ii) subdivide its outstanding shares of Common Stock into a greater number of shares, (iii) combine its outstanding shares of Common Stock into a smaller number of shares or (iv) issue by reclassification of its Common Stock any shares of capital stock of the Company, the Per Share Warrant Price in effect immediately prior to such action shall be adjusted so that the Holder of any Warrant thereafter exercised shall be entitled to receive the number of shares of Common Stock or other capital stock of the Company which he would have owned or been entitled to receive immediately following the happening of any of the events described above had such Warrant been exercised immediately prior thereto. An adjustment made pursuant to this paragraph (b) shall become effective immediately after the record date in the case of a dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification. If, as a result of an adjustment made pursuant to this paragraph (b), the holder of any Warrant thereafter surrendered for exercise shall become entitled to receive shares of two or more classes of capital stock or shares of Common Stock and of other capital stock of the Company, the Board of Directors (whose determination shall be conclusive and shall be described in a written notice to the Holder of any Warrant promptly after such adjustment) shall determine the allocation of the adjusted Per Share Warrant Price between or among shares of such classes or capital stock or shares of Common Stock and other capital stock.

     (c) In case of any consolidation or merger to which the Company is a party other than a merger or consolidation in which the Company is the continuing corporation, or in case of any sale or conveyance to another entity of all or substantially all of the property of the Company, or in the case of any statutory exchange of securities with another entity (including any exchange effectuated in connection with a merger of any other corporation with the Company), the Holder of this Warrant shall have the right thereafter to convert this Warrant into the kind and amount of securities, cash or other property which he would have owned or have been entitled to receive immediately after such consolidation, merger, statutory exchange, sale or conveyance had this Warrant been exercised immediately prior to the effective date of such consolidation, merger, statutory exchange, sale or conveyance and in any such case, if necessary, appropriate adjustment shall be made in the application of the provisions set forth in this Section 3 with respect to the rights and interests thereafter of the Holder of this Warrant such that the provisions set forth in this Section 3 shall thereafter correspondingly be made applicable, as nearly as reasonable, in relation to any shares of stock or other securities or property thereafter deliverable on the exercise of this Warrant. In the event of a triangular merger in which the Company is the surviving corporation, the right to purchase Warrant Shares hereunder shall terminate on the date of such merger and thereupon this Warrant shall become null and void, but only if the controlling corporation shall agree to substitute for this Warrant a warrant which entitles the holder thereof to purchase upon its exercise the kind and amount of shares and other securities and property which the holder would have owned or been entitled to receive had this Warrant been exercised immediately prior to such merger. The above provisions of this paragraph 3(c) shall similarly apply to successive consolidations, mergers, statutory exchanges, sales or conveyances. Notice of any such consolidation, merger, statutory exchange, sale or conveyance, and of said provisions so proposed to be made, shall be mailed to the Holder at the same time as notice is given to the holders of Common Stock. A sale of all or substantially all of the assets of the Company for a consideration consisting primarily of securities shall be deemed a consolidation or merger for the foregoing purposes.

     (d) Anything in this Section 3 to the contrary notwithstanding, the Company shall be entitled to make such reduction in the Per Share Warrant Price as it in its discretion shall deem to be advisable in order that any stock dividend, subdivision of shares or distribution of rights to purchase stock or securities convertible or exchangeable for stock hereafter made by the Company to its shareholders shall not be taxable.

4. Fully Paid Stock; Taxes. The Company agrees that the shares of Common Stock represented by each and every certificate for Warrant Shares delivered on the exercise of this Warrant in accordance with the terms hereof shall, at the time of such delivery, be validly issued and outstanding, fully paid and non-assessable and not subject to preemptive rights or other contractual rights to purchase securities of the Company, and the Company will take all such actions as may be necessary to assure that the par value or stated value, if any, per share of Common Stock is at all times equal to or less than the then Per Share Warrant Price.

5.   Limited Transferability.

     (a) This Warrant is not transferable or assignable by the Holder except pursuant to the laws of descent and distribution and is so transferable only upon the books of the Company which it shall cause to be maintained for the purpose. The Company may treat the registered holder of this Warrant as he or it appears on the Company's books at any time as the Holder for all purposes. The Company shall permit any holder of a Warrant or his duly authorized attorney, upon written request during ordinary business hours, to inspect and copy or make extracts from its books showing the registered holders of Warrants. All Warrants will be dated the same date as this Warrant.

     (b) By acceptance hereof, the Holder represents and warrants that this Warrant is being acquired, and all Warrant Shares to be purchased upon the exercise of this Warrant will be acquired, by the Holder solely for the account of such Holder and not with a view to the fractionalization and distribution thereof and will not be sold or transferred except in accordance with the applicable provisions of the Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, and the Holder agrees that neither this Warrant nor any of the Warrant Shares may be sold or transferred except under cover of a Registration Statement under the Act which is effective and current with respect to such Warrant Shares or pursuant to an opinion, in form and substance reasonably acceptable to the Company's counsel, that registration under the Act is not required in connection with such sale or transfer.
     Any Warrant Shares issued upon exercise of this Warrant shall bear the following legend:

          "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE OR FOREIGN SECURITIES LAWS AND MANY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SUCH ACT AND ALL SUCH APPLICABLE LAWS OR, IN THE OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER OF THE SHARES REPRESENTED BY THIS CERTIFICATE, SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE THEREWITH."

6. Loss, etc., of Warrant. Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant, and of indemnify reasonably satisfactory to the Company, if lost, stolen or destroyed, and upon surrender and cancellation of this Warrant, if mutilated, and upon reimbursement of the Company's reasonably incidental expenses, the Company shall execute and deliver to the Holder a new Warrant of like date, tenor and denomination.

7. Warrant Holder Not Shareholders. Except as otherwise provided herein, this Warrant does not confer upon the Holder any right to vote or to consent to or receive notice as a shareholder of the Company, as such, in respect of any matters whatsoever, or any other rights or liabilities as a shareholder, prior to the exercise hereof.

8. Communication. No notice or other communication under this warrant shall be effective unless, but any notice or other communication shall be effective and shall be deemed to have been given if, the same is in writing and is personally delivered, mailed by first-class mail, postage prepaid, or sent by confirmed telecopy, addressed to:

     (a)  the Company at:  Interactive Entertainment Limited
                           845 Crossover Lane
                           Suite D-215
                           Memphis, TN 38117
                           Attn: David B. Lamm
                           Fax: (901) 537-3801

          with a copy to:  Altheimer & Gray
                           10 South Wacker Drive
                           Suite 4000

                         Chicago, IL 60606
                         Attn: Andrew W. McCune, Esq.
                         Fax: (312) 715-4800

     or such other address as the Company may designate in writing to the Holder; or

     (b)  the Holder at:
                          --------------------------------------------------

                              ----------------------------------------------

                              ----------------------------------------------

                              ----------------------------------------------

     or such other address as the Holder may designate in writing to the Company.

9. Headings. The headings of this Warrant have been inserted as a mater of convenience and shall not affect the construction hereof.

10. Applicable Law. This Warrant shall be governed by and construed in accordance with the laws of Bermuda without giving effect to the principles of conflicts of law thereof.

IN WITNESS WHEREOF, Interactive Entertainment Limited has caused this Warrant to be signed by its Chief Financial Officer and its corporate seal to be hereunto affixed and attested by its Assistant Secretary this ____th day of __________, 1998.


                                       INTERACTIVE ENTERTAINMENT LIMITED


                                       By:
                                          -------------------------------

                                       Its:  Chief Financial Officer



ATTEST:

By:
   -------------------------------

Its: Assistant Secretary

EXERCISE
--------


     The undersigned,_________________, pursuant to the provisions of the foregoing Warrant, hereby agrees to subscribe for and purchase ________ shares of Common Stock of Interactive Entertainment Limited covered by said Warrant, and makes payment therefor in full at the price per share provided by said Warrant.


Dated:__________________          _____________________________________

                                       Signature:_______________________________

                                       Address:_________________________________

                                       _________________________________________

                                       _________________________________________

                                       _________________________________________

                                   EXHIBIT B

                           WIRE TRANSFER INSTRUCTIONS



          Beneficiary Bank:         First Tennessee Bank
                                    165 Madison Avenue
                                    Memphis, TN  38103

          ABA Number:         084000026

          Account Name:       Interactive Entertainment Limited

          Account Number:           100121556

          Reference:                (Sender's Name)